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                                                                   Exhibit 23.1



            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we consent to the inclusion of our reports dated March 14, 1995 and February 6, 1996 with respect to the financial statements of Solitra Oy in the Form 8-K filed by ADC Telecommunications, Inc. on or about September 14, 1996. We acknowledge that such financial statements may be incorporated by reference into other filings made by ADC
Telecommunications, Inc.


Oulu, Finland
September 13, 1996

KPMG WIDERI OY AB



/s/ Pirkko Lauste

Pirkko Lauste
Authorized Public Accountant